Exhibit (a)(1)(G)

NOTICE OF WITHDRAWAL

THE HOME DEPOT, INC. TENDER OFFER
FOR PARTICIPANTS IN
THE HOME DEPOT FUTUREBUILDER
AND
THE HOME DEPOT FUTUREBUILDER FOR PUERTO RICO

To: The Northern Trust Company, Trustee:

As a participant in one of the above-referenced plans, I hereby instruct the Trustee to withdraw from the tender offer all Plan shares that I previously instructed the Trustee to tender on my behalf, pursuant to the offer to purchase by The Home Depot, Inc.

Signature	Date

Please print name clearly	Social Security Number

Address:
Daytime Phone Number

Mail this withdrawal notice promptly to:
Ellen Philip Associates
Plan Tabulator
134 West 26th Street
New York, NY 10001